SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       	Commission File Number     0-20748

                           	AMFED FINANCIAL, INC.
            (Exact name of registrant as specified in its charter)

                            One California Avenue
	                            Reno, Nevada  89509
	       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  	Common Stock, par value $0.01 per share
           (Title of each class of securities covered by this Form)

                                   	None
	         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           		Rule 12g-4(a)(1)(i)	_X_       	Rule 12h-3(b)(1)(i)	__
		           Rule 12g-4(a)(1)(ii)	__        Rule 12h-3(b)(1)(ii)	__
		           Rule 12g-4(a)(2)(i)	__         Rule 12h-3(b)(2)(i)	__
		           Rule 12g-4(a)(2)(ii) __        Rule 12h-3(b)(2)(ii)	__
				                                        Rule 15d-6	__

Approximate number of holders of record as of the certification or
notice date:		1

Pursuant to the requirements of the Securities Exchange Act of 1934, AMFED Financial, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  February 1, 1996	           By:	/s/ John T. Thornton
                                           John T. Thornton
                                           President